Exhibit 99.1

Contacts:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

AbbVie
Media:	Investors:
Adelle Infante, 847-938-8745	Liz Shea, 847-935-2211
adelle.infante@abbvie.com	liz.shea@abbvie.com
http://www.abbvie.com

INFINITY AND ABBVIE ANNOUNCE GLOBAL STRATEGIC COLLABORATION TO DEVELOP AND COMMERCIALIZE DUVELISIB (IPI-145) IN ONCOLOGY

– Infinity to Receive $275 Million Up-Front Payment and $530 Million in Potential Milestones –

– Companies to Jointly Develop and Commercialize Duvelisib in U.S., with Equal Profit Share; Infinity to Receive Royalties on Sales Outside the U.S. –

– Infinity to Host Conference Call Today at 8:30 A.M. ET/7:30 A.M. CT –

Cambridge, MA and North Chicago, Ill – September 3, 2014 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) and AbbVie Inc. (NYSE: ABBV) today announced that they have entered into a global collaboration to develop and commercialize duvelisib (IPI-145), Infinity’s oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, for the treatment of patients with cancer. Duvelisib has shown clinical activity across a broad range of blood cancers, including indolent non-Hodgkin lymphoma (iNHL) and chronic lymphocytic leukemia (CLL). Infinity is conducting registration-focused trials evaluating the safety and efficacy of duvelisib, including DYNAMOTM, a Phase 2 study in patients with iNHL, and DUOTM, a Phase 3 study in patients with CLL.

Under the terms of the agreement, Infinity will receive an upfront payment of $275 million and is eligible to receive up to $530 million in additional payments for the achievement of development, regulatory and commercial milestones, including up to $405 million for the achievement of milestones through the first commercial sale of duvelisib. In the U.S., the companies will jointly commercialize duvelisib and will share equally in any potential profits. Outside the U.S., AbbVie will be responsible for the conduct and funding of commercialization of duvelisib, and Infinity is eligible to receive tiered double-digit royalties on net product sales.

“We believe that duvelisib is a very promising investigational treatment based on clinical data showing activity in a broad range of blood cancers,” said Michael Severino, M.D., AbbVie executive vice president and chief scientific officer. “The addition of duvelisib will complement AbbVie’s emerging oncology pipeline and expand our research into combination therapies to generate improved outcomes for cancer patients. We look forward to working with Infinity to bring duvelisib to patients worldwide.”

“This collaboration is an important step toward fulfilling Infinity’s objective of bringing better treatments to patients and further advances our goal of building a sustainable, fully integrated biotechnology company,” stated Adelene Q. Perkins, chair, president and chief executive officer at Infinity. “AbbVie will be a wonderful partner for Infinity, bringing all of the expertise and scale of a successful, well established company, together with the energy, drive, innovation, and nimbleness of a young organization. We look forward to advancing duvelisib through monotherapy studies designed to enable registration and in furthering our shared longer-term vision of combining duvelisib with both current standards of care and novel, targeted therapies.”

Additional Details About the Collaboration

Development and commercialization activities under the collaboration will be managed through a shared governance structure. In the U.S., Infinity and AbbVie will jointly commercialize duvelisib, assuming regulatory approval, with Infinity booking sales, and will share equally in any potential profits or losses. Outside the U.S., AbbVie will be responsible for conducting and funding of any commercialization of duvelisib, and Infinity is eligible to receive tiered royalties on net product sales, with percentages ranging from 23.5 percent to 30.5 percent.

For sales of duvelisib in the U.S., AbbVie and Infinity will share equally the existing royalty obligations to Mundipharma International Corporation Limited/Purdue Pharmaceutical Products L.P., and Infinity will be responsible for these royalty obligations outside of the U.S. Infinity will also be responsible for the existing royalty obligations to Millennium: The Takeda Oncology Company for sales of duvelisib worldwide.

As part of the strategic collaboration, the companies will share responsibility for the conduct of specific trials specified within an agreed-upon global development plan, with each company leading the development of certain trials within the plan. For the initial global development plan agreed to by the companies, Infinity will fund the trials it conducts and the companies will share equally the funding of trials conducted by AbbVie. The agreement includes plans to launch multiple Phase 2 and Phase 3 studies of duvelisib in hematologic malignancies over the next several years.

Conference Call Today at 8:30 a.m. ET/7:30 a.m. CT

Infinity will hold a conference call at 8:30 a.m. to discuss the strategic collaboration announced today. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. To participate in the conference call, please dial (877) 316-5293 (domestic) and (631) 291-4526 (international) five minutes prior to start time. The conference ID number is 97402440. An archived version of the webcast will be available on Infinity’s website for 30 days.

About the Development of Duvelisib for the Treatment of Blood Cancers

Infinity and AbbVie are developing duvelisib, an oral inhibitor of Class I PI3K-delta,gamma. The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity. The PI3K-delta,gamma isoforms are preferentially expressed in leukocytes (white blood cells), where they have distinct and mostly non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of hematologic malignancies.

In 2013, Infinity launched the DUETTSTM (Duvelisib Trials in Hematologic Malignancies) program, a worldwide investigation of duvelisib in blood cancers. As part of the DUETTS program, patient enrollment is ongoing in DYNAMOTM, a Phase 2 monotherapy study designed to evaluate the safety and efficacy of duvelisib in patients with refractory indolent non-Hodgkin lymphoma (iNHL) (ClinicalTrials.gov Identifier NCT01882803), and DUOTM, a Phase 3 monotherapy study designed to evaluate the safety and efficacy of duvelisib in patients with relapsed/refractory chronic lymphocytic leukemia (CLL) (NCT02004522). DYNAMO+RTM, a Phase 3 study of duvelisib in combination with rituximab in patients with previously treated follicular lymphoma (NCT02204982), is expected to start in 2014.

Additionally, a Phase 1 study of duvelisib in patients with advanced blood cancers is ongoing (NCT01476657).

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

About AbbVie Inc.

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. AbbVie employs approximately 25,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on AbbVie’s Facebook or LinkedIn page.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: the receipt of upfront, milestone, royalty and other payments under the agreement with AbbVie; the therapeutic and commercial potential of duvelisib; the expected benefits of the collaboration with AbbVie; the advancement of duvelisib through clinical trials; plans to conduct additional clinical trials of duvelisib; and its ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 11, 2014, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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